EXHIBIT 23.1
                    PRIME CAPITAL CORPORATION


                CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors and Stockholders
Prime Capital Corporation:

We consent to incorporation by reference in the registration statement (No. 333-43103) on Form S-8 of Prime Capital Corporation of our report dated March 27, 1998 relating to the consolidated balance sheets of Prime Capital Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-KSB of Prime Capital Corporation.



KPMG PEAT MARWICK LLP


Chicago, Illinois

March 31, 1998